UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 11, 2012

TMX FINANCE LLC

(Exact name of registrant as specified in its charter)

Delaware	333-172244	20-1106313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Bull Street, Suite 200

Savannah, Georgia 31401

(Address of principal executive offices)

(912) 525-2675

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2012, Philip L. Mazzini, age 46, was appointed to the role of President of TMX Finance LLC (the “Company”), effective immediately.  Prior to joining the Company, Mr. Mazzini was employed for seven and a half years at H&R Block, Inc. (“HRB”).  Mr. Mazzini served as President of Retail Tax Services at HRB from August 2010 through May 2012, overseeing a global multi-unit retail business having approximately $3 billion in consumer revenue, over 120,000 employees and more than 11,000 locations. HRB operates a dynamic retail storefront and e-commerce based business model in which Mr. Mazzini held a variety of roles of increasing scope and responsibility. These positions included Area President and Managing Director of large territories in the domestic retail organization as well as Senior Vice President of Tax Services Support.  Before joining HRB in 2004, Mr. Mazzini spent 16 years in the consumer packaged goods industry with Reckitt Benckiser Group Plc (“RB”), a leading global manufacturer and distributor of products. At RB, his responsibilities included branding, leadership, infrastructure design and product distribution.  His roles at RB included Group Country Managing Director for a European division, Global Category Director for the surface care category, General Manager for the U.S. Professional Products business unit, and various other product and brand management roles.

The terms of Mr. Mazzini’s employment are outlined in an offer letter pursuant to which his base salary initially will be paid at an annual rate of $600,000, increasing at an annualized rate of $25,000 per year on each of the first five anniversaries of his start date, provided that Mr. Mazzini remains employed by the Company on each such date.  Beginning January 1, 2013, Mr. Mazzini will be eligible to earn a monthly bonus equal to a fixed percentage of the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the prior calendar month if he meets the standards for his position, as determined by the Chief Executive Officer, and he remains employed by the Company at the end of such month.  The monthly bonus percentage is 0.25% of monthly EBITDA for up to the first five years of employment.

In addition, Mr. Mazzini will be eligible to receive a long-term bonus equal to 0.45% of the Company’s EBITDA for each of 2013 through 2017 if he meets the standards for his position, as determined by the Chief Executive Officer, and he remains employed on the last business day of the years specified below.  The aggregate accumulated long-term bonus for 2013 through 2017 is payable as follows:  (a) 50% paid on December 31, 2017, (b) 25% paid on December 31, 2018, and (c) 25% paid on December 31, 2019.

Mr. Mazzini will commute from New Jersey to the Company’s corporate headquarters in Savannah, Georgia for the initial three years of his employment.  The Company will pay for his reasonable commuting expenses during this period, to the extent the Company is able to lawfully deduct such expenses on its federal income tax return.

Mr. Mazzini and the Company also have entered into an employment covenants agreement that contains customary confidentiality, non-solicitation, non-compete and non-disparagement terms.

The offer letter provides that in the event Mr. Mazzini’s employment is terminated by the Company without cause before December 31, 2013, he will be entitled to separation payments equal to 12 months of his base salary.  In the event Mr. Mazzini’s employment is terminated by the Company without cause on or after December 31, 2013, he will be entitled to a separation payment equal to 100% of any long-term bonus calculated for any years of service where he was employed as of the last business day of such year, provided that he meets the standards for his position as determined by the Chief Executive Officer.  Finally, in the event Mr. Mazzini’s employment is terminated voluntarily by Mr. Mazzini for any reason on or after December 31, 2014, he will be entitled to a separation payment equal to 25% of any such long-term bonus, provided that he meets the standards for his position as determined by the Chief Executive Officer.  Any separation payment will be contingent upon execution and non-revocation of a separation and release agreement and compliance with all post-termination obligations to the Company, including those set forth in the employment covenants agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Donald E. Thomas
Donald E. Thomas
Date: July 17, 2012		Chief Financial Officer